MEMORANDUM OF AGREEMENT made as of the 27th day of January, 1999.

B E T W E E N :

               PERICOM SYSTEMS CORPORATION, SANNEK ASSOCIATES, INC., GLOBAL INVESTMENTS AND TRADING LTD., 1025504 ONTARIO LTD., COLIVAS ENTERPRISES LTD., USS ENTERPRISE INC.

             (collectively hereinafter referred to as the "Vendors")

                                                              OF THE FIRST PART;

                                     - and -

                           AFFILIATED ADJUSTERS, INC.

                  (hereinafter referred to as the "Purchaser")

                                                             OF THE SECOND PART.

     WHEREAS the Vendors are the registered and beneficial owners of all of the issued and outstanding shares in the capital of The Precyse Corporation (the "Corporation"), which shares are hereinafter referred to as the "Purchased Shares";

     AND WHEREAS the parties hereto have agreed that the Vendors shall sell and the Purchaser shall purchase from the Vendors the Purchased Shares on the terms and conditions hereinafter set out;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.   The foregoing recitals are true in substance and in fact.
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2.   Subject to the terms and conditions  hereof, the Vendors covenant and agree to sell, assign and transfer to the Purchaser and the Purchaser covenants and agrees to purchase from the Vendors all (and not less than all) of the Purchased Shares in the capital stock of the Corporation controlled by the Vendors for the purchase price (the "Purchase Price") payable as set out in
     Section 3 hereof.

3. The Purchase Price for the Purchased Shares shall be the sum of $7.353 per share of lawful money of the United States of America (the total Purchase Price for all of these outstanding shares being $1,000.00).

4. The Purchase Price shall be payable to or as directors by the Vendors by cheque payable on the Closing Date.

5. The closing of this transaction shall take place no later than January 27, 1999, or such other date as may be agreed to between the parties hereto (the "Closing Date").

6. On the Closing Date, upon fulfilment of all the conditions set out herein, the Vendors shall deliver to the Purchaser the certificates representing all the Purchased Shares duly endorsed in favour of the Purchaser.

7. In connection with the purchase and sale of the Purchased Shares, each of the Vendors represents and warrants to the Purchaser as follows:

     (a) the authorized capital of the Corporation consists of an unlimited number of common shares of which 130 have been duly issued and are outstanding as fully paid and non-assessable;

     (b)  the shareholders of record are as follows:

                                                                  Number of
          Name of Shareholder                                     Common Shares
          -------------------                                     -------------

          Pericom Systems Corporation                                 31

          Sannek Associates, Inc.                                     30

          Global Investments and Trading Ltd.                          7

          1025504 Ontario Ltd.                                        31

          Colivas Enterprises Ltd.                                    31

           USS Enterprise Inc.                                         6

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                                      -3-




          and such shares are owned by the Vendors, are held with good and marketable title, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever;

     (c) no person, firm or corporation has any agreement or option or any right (whether by law, pre-emptive or contractual and including convertible securities, warrants or convertible obligations of any nature) for the purchase or the issue of either the Purchased Shares or any unissued shares in the capital stock of the Corporation;

     (d) the entering into of this agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or by-laws of the Vendors or of any indenture or other agreement, written or oral, to which the Vendors may be a party;

     (e) this agreement has been duly executed and delivered by the Vendors and is a valid and binding obligation of the Vendors enforceable in accordance with its terms;

     (f) the Vendors are not insolvent, have not committed an act of bankruptcy, proposed a compromise or arrangement to their creditors generally, had any petition for a receiving order in bankruptcy filed against them, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have themselves declared bankrupt, taken any proceeding to have a receiver appointed over any part of their assets, had any encumbrancer take possession of any of their property, or had any execution or distress become enforceable or become levied upon any of their property;

     (g) to the Vendors' knowledge, there are no existing or threatened legal actions or claims against the Corporation; and

     (h) there are no liens, charges or encumbrances of any kind whatsoever on the assets of the Corporation.

8. In connection with the purchase and sale of the Purchased Shares, Pericom Systems Corporation, 1022504 Ontario Ltd. and Colivas Enterprises Ltd. hereby represent and warrant to the Purchaser as follows:

     (a) the unaudited internal statements dated December 31, 1998 and attached hereto as Schedule "A" fairly represent the financial position of the Corporation as at the date of such statements;

     (b)  there are no employees of the Corporation; and

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     (c)  the business of the  Corporation is described in Schedule "B" attached hereto and such schedule fairly represents the business presently being carried on by the Corporation;

9. After the execution hereof, the parties shall execute all such further instruments and assurances and shall do all such other acts and things as may be necessary or desirable in connection with the transactions contemplated herein, including the transfer of registered and beneficial ownership of the Purchased Shares to the Purchaser.

10. This agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario. Each of the parties hereto hereby irrevocably submits and attorns to the jurisdiction of the courts of the Province of Ontario.

11. The provisions hereof shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

     IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first written above.

PERICOM SYSTEMS CORPORATION                 SANNEK ASSOCIATES, INC.

Per: ______________________                 Per:


GLOBAL INVESTMENTS AND
  TRADING LTD.                              1025504 ONTARIO LTD.

Per: ______________________                 Per:


COLIVAS ENTERPRISES LTD.                    USS ENTERPRISE INC.

Per: _______________________                Per:

                                            AFFILIATED ADJUSTERS, INC.

                                            Per: